Exhibit 10.3

STOP LOSS REINSURANCE AGREEMENT

THIS AGREEMENT is made by and between OLD REPUBLIC MERCANTILE INSURANCE COMPANY (hereinafter referred to as the “Ceding Company”) and OLD REPUBLIC GENERAL INSURANCE CORPORATION (hereinafter referred to as the “Reinsurer”).

WITNESSETH:

WHEREAS, the Ceding Company assumes liabilities under a Quota Share Reinsurance Agreement (herein, the “Quota Share”) which became effective as of April 1, 2012 with respect to credit indemnity insurance produced through Old Republic Insured Credit Services, Inc. (the “Assumed Liabilities”); and

WHEREAS, the Ceding Company wishes to cede to the Reinsurer as excess of loss reinsurance a portion of the Assumed Liabilities on the terms and conditions set forth below; and

WHEREAS, the Reinsurer wishes to accept such by way of excess of loss reinsurance on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premiums and the mutual promises contained herein, it is agreed as follows:

ARTICLE I

COVERAGE

The Ceding Company hereby cedes to the Reinsurer and the Reinsurer hereby accepts stop loss reinsurance with respect to the Assumed Liabilities of the Ceding Company. The liability of the Reinsurer hereunder shall be the amount by which the Assumed Liabilities exceed eighty-five percent (85%) but not more than one hundred fifty-five percent (155%) of earned premium. For purposes of this Agreement, earned premium shall be the retained premium of the Ceding Company. The liability of the Reinsurer under this Agreement is subject in all respects to the same interpretations, terms, rates, conditions and waivers, and to the same modifications, alterations, and cancellations as is the Assumed Liability of the Ceding Company, in the percentages specified herein, the true intent of this Agreement being that the liability of the Reinsurer follow the fortunes of the Ceding Company as to the liabilities of the Ceding Company under the Quota Share.

ARTICLE II

TERMS AND CANCELLATION

Subject to required regulatory approvals, this Agreement is effective as of 12:01 a.m., Standard Time, April 1, 2012, at the Reinsurer’s principal place of business (“Effective Date”). This Agreement shall automatically terminate with any termination of the Reinsurance Agreement and may be terminated by either party at any time upon 90 days’ prior written notice given to the other party on terms and conditions mutually agreeable to both parties.

If any one or more of the following described circumstances occurs during the term of this Agreement, the Ceding Company may, in its sole discretion, terminate this Agreement by merely giving notice to the Reinsurer of its intention to do so:

If the Reinsurer:

(1)	Fails to discharge any of its obligations under this Agreement;

(2)	Ceases to be licensed to reinsure the particular classes of business covered by this Agreement or has the performance of its obligations hereunder rendered illegal by any subsequent law or regulation;

(3)	Becomes insolvent, suspends payment of debts, convenes a meeting of creditors, or has a receiver appointed pursuant to a petition presented for its compulsory liquidation, or a resolution is passed for its voluntary liquidation; or

(4)	Passes under the control of or is amalgamated with any other concern or becomes controlled by its government or ceases to have a separate existence.

ARTICLE III

REINSURANCE PREMIUM

As consideration for this stop loss reinsurance, the Ceding Company shall pay the Reinsurer an amount equal to ten percent (10%) of the earned premiums received by the Ceding Company under the Quota Share Reinsurance Agreement (“Reinsurance Premium”). The Reinsurance Premium shall be subject to a retrospective return premium adjustment as of February 15, 2019, based upon the Reinsurer’s cumulative loss experience through December 31, 2018 or such earlier year-end date as the Ceding Company and the Reinsurer may agree to for the calculation of the adjustment (the “Retro Calculation Period”). If the cumulative Reinsurance Premiums paid by the Ceding Company to the Reinsurer through the Retro Calculation Period are greater than the cumulative losses paid by the Reinsurer hereunder through such date, the Reinsurer shall return 50 percent (50%) of such excess to the Ceding Company. No return premium shall be due if the cumulative losses exceed the cumulative Reinsurance Premiums paid through the Retro Calculation Period. All payments hereunder shall be settled within thirty (30) days of the end of each calendar quarter.

ARTICLE IV

LOSSES, REPORTS AND REMITTANCES

All loss settlements made under the Quota Share, whether under the strict policy conditions or by way of compromise, shall be binding upon the Reinsurer in accordance with its participation. Participation by the Reinsurer shall include any punitive or exemplary damages and any extra contractual obligations reinsured under the Quota Share.

Within five (5) days after the end of each calendar quarter, the Ceding Company shall furnish the Reinsurer a statement showing the following information for the treaty year to the end of the calendar quarter with respect to the business reinsured hereunder: Ceded Premium, Reinsurance Premium and Assumed Liabilities. Within a reasonable time, the Ceding Company shall furnish any additional information required by the Reinsurer for annual convention statement purposes. With respect to all losses reinsured hereunder, within thirty (30) days of the end of each calendar quarter, the Reinsurer will be fully responsible to pay to, or on behalf of, the Ceding Company its share of all such losses and claims expenses, including, but not limited to, all legal fees incurred in claim settlements.

ARTICLE V

OFF-SET OF AMOUNTS DUE

The Ceding Company and the Reinsurer may off-set any balances, whether on account of premiums, commissions, losses, loss adjustment expenses, or other sums, due from one party to the other under this Agreement or under any other reinsurance agreement heretofore or hereafter entered into between the Ceding Company and the Reinsurer, whether acting as assuming or ceding company.

ARTICLE VI

ACCESS TO RECORDS

The Ceding Company will make available for inspection by the Reinsurer at all reasonable times all records of the Ceding Company concerning claims, losses or legal proceedings which involve or are likely to involve the liabilities reinsured hereunder. The Reinsurer’s payment of all balances due the Ceding Company, as calculated by the Ceding Company, whether in dispute or not, is a condition precedent to the Ceding Company’s right of access to such records. The Reinsurer agrees, for itself and all of its directors, officers, employees, agents and representatives, promptly to provide the Ceding Company with a copy of all audit reports resulting from such inspection and otherwise to keep the inspection or audit findings and reports strictly confidential and not disclose any portion of such findings or reports to any third parties without the written consent of the Ceding Company.

ARTICLE VII

ERRORS AND OMISSIONS

No inadvertent delay, error or omission will relieve either party hereto from any liability which would attach to it hereunder if such delay, error or omission had not been made, provided such delay, error or omission is rectified as soon as possible after discovery.

ARTICLE VIII

INSOLVENCY

In the event of the insolvency of the Ceding Company, this reinsurance will be payable directly to the Ceding Company, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Ceding Company without diminution because of the insolvency of the Ceding Company or because the liquidator, receiver, conservator or statutory successor of the Ceding Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Ceding Company is to give written notice to the Reinsurer of the pendency of a claim against the Ceding Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding of in the receivership, and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicate any defense or defenses that it may deem available to the Ceding Company or its liquidator, receiver, conservator or statutory successor.

The expense thus incurred by the Reinsurer will be chargeable, subject to the approval of the court, against the Ceding Company as part of the expense of conservation or liquidation to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

The reinsurance will be payable by the Reinsurer to the Ceding Company or its liquidator, receiver, conservator or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law except (a) where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company, or (b) where the Reinsurer with the consent of the direct insureds has assumed such policy obligations of the Ceding Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Ceding Company to such payees.

ARTICLE IX

ARBITRATION

As a condition precedent to any right of action hereunder, any dispute arising out of or relating to this Agreement will be submitted to the decision of a board of arbitration composed of two arbitrators and an umpire, meeting in the City of Chicago, Illinois, unless otherwise agreed.

The members of the board of arbitration are to be active or retired disinterested officials of insurance or reinsurance companies other than the parties or their affiliates. Each party will appoint its arbitrator, and the two arbitrators will choose an umpire before instituting the hearing. If the respondent fails to choose its arbitrators within four weeks after being requested to do so by the claimant, the latter will also appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within four weeks after their nominations, each of them will name three, of whom the other will decline two and the decision shall be made by drawing lots.

The claimant will submit its initial statement within twenty (20) days from appointment of the umpire. The respondent will submit its statement, and the claimant may submit a reply statement within ten (10) days after receipt of the respondent’s statement. The respondent’s statement shall be subject to the requirements of Section 1213 (c) (1) of the New York Insurance Law.

The board will make its decision with regard to the custom and usage of the insurance and reinsurance business. The board will issue its decision in writing upon evidence introduced at a hearing or by other means of submitting evidence in which strict rules of evidence need not be followed, but in which cross examination and rebuttal will be allowed if requested. The board will make its decision within forty-five (45) days following the termination of the hearings unless the parties consent to an extension. The majority decision of the board will be final and binding upon all parties to the proceeding and will not be subject to judicial review as to any questions of law. Judgment may be entered upon the award of the board in any court having jurisdiction thereof.

Each party will bear the expense of its own arbitrator and will jointly and equally bear with the other party the expense of the umpire. The remaining costs of the arbitration proceedings will be allocated by the board.

ARTICLE X

GENERAL

A.	This Agreement may only be altered in writing by an amendment signed by authorized officers of the parties.

B.	This Agreement will be governed in all respects by the laws of the State of Illinois.

C.	All notices or other communications required hereunder will be in writing, sent by first class or registered mail, postage prepaid, facsimile or overnight courier to:

Ceding Company:

OLD REPUBLIC MERCANTILE INSURANCE COMPANY

307 North Michigan Avenue

Chicago, Illinois 60601

Attention:     President

and

Reinsurer:

OLD REPUBLIC GENERAL INSURANCE CORPORATION

Administrative Office

307 North Michigan Avenue

Chicago, Illinois 60601

Attention:     President

or such other addresses as may be designated in the same manner from time to time.

D.	The failure on any occasion by either party to enforce the terms of this Agreement will not be deemed or construed as a waiver of that party’s right to enforce those or any other terms of this Agreement on any other occasion.

E.	The terms and conditions of this Agreement are to be liberally construed so as to give the fullest possible effect to the intentions of the parties.

F.	The terms and conditions of this Agreement will be binding upon and inure to the benefit of the successors and assigns of the parties hereto. This Agreement may not, however, be assigned, in whole or any part, by either party without the prior written consent of the other party hereto, and any assignment hereof made without such consent will be null and void as respects the party whose consent is required.

G.	This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

ARTICLE XI

ENTIRE AGREEMENT

This instrument comprises the entire agreement between the parties relating to the subject matter hereof and may, by mutual consent, be altered in any of its terms and conditions only by a signed addendum hereto.

IN WITNESS WHEREOF, the parties hereby have caused this instrument to be duly executed this             day of            , 2012.

Ceding Company

OLD REPUBLIC MERCANTILE INSURANCE COMPANY

By:
Spencer LeRoy III, Senior Vice President and Secretary

OLD REPUBLIC GENERAL INSURANCE CORPORATION

By:
Karl W. Mueller, Senior Vice President and Chief Financial Officer